CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement ("Agreement") dated as of March 20, 2024 (the "Commencement Date"), is by and between Dynatronics Corporation ("Dynatronics" or the "Company") and Brian Baker (the "Executive") (each a "Party," and, collectively, the "Parties").

1. Term of Agreement. This Agreement shall commence on the Commencement Date and continue in effect until the earlier of (a) the first (1st) anniversary of the Commencement Date, (b) the Company's (or its successor's) satisfaction of all of its obligations under this Agreement, and (c) the execution of a written agreement between the Company and Executive terminating this Agreement.

2. Definitions. As used in this Agreement:

(a) "Change in Control" means:

(i) One Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

(ii) A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii) One or more Persons acquires all or substantially all of the assets of the Company in one acquisition or a series of acquisitions.

(b) "Code" means the Internal Revenue Code of 1986, as amended from time-to-time.

(c) "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

3. Change in Control Benefits. If a Change in Control occurs during the term of Executive's employment with the Company, then, subject to Section 4 below, the Company (or any successor thereto) shall pay to Executive a lump-sum cash payment in an amount equal to two and one-half times (2.5x) the Executive's then current base salary within 10 business days following the occurrence of such Change in Control. To the extent that any payment under this Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, the definition of "Change in Control" shall be deemed modified to the extent necessary to qualify as a "change in control event" as defined under Section 409A of the Code.

4. Limitation on Payments.

(a) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, including any payment or benefit received in connection with a termination of Executive's employment) (all such payments and benefits, including the payments and benefits under Section 3 hereof, being hereinafter referred to as the "Total Payments") would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall be made only if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rated basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing ("Independent Advisors") selected by the Company, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

5. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6. Amendment or Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless Executive and the Company agree to such amendment, modification, waiver or discharge in writing. No amendment, modification, waiver or discharge of this Agreement shall result in the accelerated payment of any benefit or payment provided for in Section 3. No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

7. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between Executive and the Company may supersede this Agreement, unless it is in writing and specifically makes reference to this Section 7.

8. Successors

(a) The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive's Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payments provided under the Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption

10. No Funding Obligation. This Agreement shall be unfunded. Any payment made under this Agreement shall be made from the Company's general assets, and the Executive's rights shall be no greater than those of general unsecured creditor of the Company.

11. Legal Fees. In the event of any dispute or controversy arising out, relating to, or in connection with this Agreement, the Company shall reimburse Executive for reasonable attorney fees, costs and expenses incurred with respect thereto if Executive substantially prevails on the merits with respect to any breach of this Agreement by the Company.

12. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14. Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and excise taxes.

15. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Utah (with the exception of its conflict of law provisions).

16. Counterparts; Electronic Signatures. This Agreement may be executed (including via electronic signature) in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Dynatronics Corporation

By:
Name:	Erin S. Enright
Title:	Chair of the Board

ACCEPTED AND AGREED:

Brian Baker
Address:
585 E 3550 S
Bountiful, UT 84010